Exhibit 99.1

For more information, contact:

Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415)217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS FIRST QUARTER RESULTS

First Quarter Revenues Increase 24% Year over Year

SAN DIEGO, CA — May 9, 2006 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter were up 24% to $40.2 million versus revenue of $32.3 million reported in the same period last year. First quarter GAAP net loss was $1.3 million or $0.05 per diluted share. This compares to GAAP net income of $2.7 million or $0.09 per diluted share in the prior year period. The Company’s 2006 first quarter GAAP results reflect the adoption of Statement of Financial Accounting Standards No. 123R resulting in the expensing of $2.2 million of non-cash share-based compensation, or a $720,000, net of tax benefit. Excluding the effect of these charges, the non-GAAP net loss was $626,000 or $0.02 per diluted share.

“We have established clear leadership in the EV-DO wireless PC card market as EV-DO revenues continue to expand to record levels,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “While HSDPA revenues also grew by 30% sequentially, this was more than offset by a significant drop in legacy UMTS revenues. We expect these general trends to continue in the second quarter – impressive strength in EV-DO balanced by a continued drop in revenues for legacy products. More importantly, we expect the second quarter will set the stage for a strong increase in revenues and profits in the second half of the year as we introduce

— more —

important new products across all three prongs of our growth strategy: PC wireless data cards, embedded solutions and fixed-mobile convergence.”

“At the end of the first quarter, we shipped our first embedded solutions to the world’s largest laptop manufacturer and are seeing building momentum for the embedded market among consumers, wireless operators and OEMs,” added Mr. Leparulo. “Over the last year, we have solidified our leadership position in this market and now expect to ramp to volume with six mobile computing platform providers by the end of the year who are bringing to market wirelessly-enabled devices based on the Company’s PCI Express Mini Card products. Our success in the embedded market will be complemented by a number of important new product introductions in the third quarter, including next generation EV-DO Rev A products, the launch of the ExpressCard form factor and a new generation of our innovative Ovation line of multimedia application consoles.”

Recent highlights include:

•	In April, the Company announced the development of the industry’s first EV-DO (Evolution Data Optimized) and HSDPA (High Speed Downlink Packet Access) 3G external PCI ExpressCards/34, also known as external ExpressCards. The Company has delivered pre-commercial samples of both its EV-DO and HSDPA ExpressCards, which are being developed pursuant to agreements and purchase orders from the Company’s principal customers - laptop manufacturers and major carriers.

•	Also in April, the Company announced with Panasonic Computer Solutions that they have joined forces to embed Novatel Wireless 3G mini-PCI Express modems within Panasonic(R) Toughbook(R) notebook computers. Initially, Novatel Wireless’ embedded Expedite EU730 HSDPA modems will be integrated into select fully-rugged and semi-rugged Toughbook notebook computers.

•	Earlier in April, the Company announced the appointment of Brad Weinert to the position of Chief Operating Officer. Prior to his promotion as COO, Brad Weinert was Vice President of Business Development at Novatel Wireless — responsible for developing new business relationships, particularly in the embedded market for mobile computing with high volume laptop manufacturers.

•	The Company also announced that it has developed the Merlin 720 PC Card and the Expedite 720 Mini Card, CDMA2000 1xEV-DO Revision A

(Rev A) wireless broadband modems, to support future global CDMA network upgrades. Novatel Wireless’ second generation EV-DO PC Card and embedded modems will enable downlink speeds up to 3.1Mbps (Megabits per second), and uplink up to 1.8Mbps. This is approximately eleven times faster uplink than the currently deployed EV-DO networks.

“First quarter gross margins and bottom line results were impacted by the drop in sales and product margins for our UMTS products,” explained Dan Halvorson, Novatel Wireless’ Chief Financial Officer. “During the quarter, we were effective at controlling expenses, decreasing operating expenses by over $670,000 when compared to the immediately preceding quarter. Moving forward, we will continue to see an impact in the second quarter from the drop in UMTS revenues and product margins and will increase R&D spending in advance of the expected roll-out of a number of new products in the third quarter. Considering these factors, we are currently forecasting second quarter revenues in the range of $40 to $42 million with a net loss in the range of $0.02 to $0.04 per share on a non-GAAP basis, which excludes the effect of the adoption of Statement of Financial Accounting Standards No. 123R for share-based compensation expense. As we introduce new products and ramp to volume with some of the largest laptop vendors in the world, we expect our sequential growth to accelerate in the second half of the year, as we return to solid bottom line profits.”

Novatel Wireless will host a conference call for analysts and investors to discuss its quarterly results today at 4:30 p.m. ET. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The Company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (nvtle).

(© 2006 Novatel Wireless. All rights reserved. Novatel Wireless, the Novatel Wireless logo, Merlin, Expedite, Expedite EU730, Expedite EU740, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.)

Cautionary Note Regarding Forward-Looking Statements

The financial results for the first quarter of 2006 are preliminary and are unaudited. Some of the information presented in this release constitutes forward-looking statements based on management’s current estimates and expectations. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks” and “will”, for example. Forward-looking statements by their nature address matters that are, to varying degrees, uncertain and therefore involve risks and assumptions. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings in 2006, increased competition and pricing pressure from wireless market participants, dependence on third party manufacturers and component suppliers, management of inventory, dependence on intellectual property rights, litigation or regulatory developments, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, research and product development, strategic relationships, customers, manufacturing, international expansion, sales initiatives, gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,904	$36,653
Marketable securities	43,505	47,075
Accounts receivable, net	38,244	28,121
Inventories	19,348	23,132
Deferred tax assets, net	7,038	5,253
Other current assets	9,550	9,821

Total current assets	133,589	150,055
Property and equipment, net	13,928	13,865
Marketable securities	7,259	6,611
Intangible assets, net	3,057	3,459
Deferred tax assets, net	1,849	1,849
Other assets	225	225

	$159,907	$176,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,096	$34,226
Accrued expenses	11,571	11,888
Line of credit	5,000	5,000
Capital lease obligation	1,668	3,891

Total current liabilities	37,335	55,005
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	346,531	343,738
Accumulated other comprehensive income	(298)	(364)
Accumulated deficit	(223,690)	(222,344)

Total stockholders’ equity	122,572	121,059

	$159,907	$176,064

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2006	2005
Revenue	$40,159	$32,328
Cost of revenue	31,279	21,672

Gross margin	8,880	10,656

Operating costs and expenses:
Research and development	6,727	3,525
Sales and marketing	2,729	1,696
General and administrative	3,741	1,940

Total operating expenses	13,197	7,161
Operating income (loss)	(4,317)	3,495
Other income (expense):
Interest income and expense, net	619	521
Other, net	567	64

Income (loss) before income taxes	(3,131)	4,080
Income tax expense (benefit)	(1,785)	1,428

Net income (loss)	$(1,346)	$2,652

Per share data:
Net income (loss) per common share:
Basic	$(0.05)	$0.09
Diluted	$(0.05)	$0.09
Weighted average shares used in computation of per share calculation:
Basic	29,375	28,991
Diluted	29,375	30,257

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Non GAAP - Excludes FAS 123R

	Three months ended March 31,
	2006	2005
Revenue	$40,159	$32,328
Cost of revenue	31,202	21,672

Gross margin	8,957	10,656

Operating costs and expenses:
Research and development	6,224	3,525
Sales and marketing	2,257	1,696
General and administrative	2,583	1,940

Total operating expenses	11,064	7,161
Operating income (loss)	(2,107)	3,495
Other income (expense):
Interest income and expense, net	619	521
Other, net	567	64

Income (loss) before income taxes	(921)	4,080
Income tax expense (benefit)	(295)	1,428

Net income (loss)	$(626)	$2,652

Per share data:
Net income (loss) per common share:
Basic	$(0.02)	$0.09
Diluted	$(0.02)	$0.09
Weighted average shares used in computation of per share calculation:
Basic	29,375	28,991
Diluted	29,375	30,257

Reconciliation of GAAP Net-Income to Non-GAAP Net Income

Three Months ended March 31, 2006

	GAAP	Adjustments (a)	Non-GAAP
Revenue	$40,159		$40,159
Cost of revenue	31,279	$(77)	31,202

Gross margin	8,880	77	8,957

Operating costs and expenses:
Research and development	6,727	(503)	6,224
Sales and marketing	2,729	(472)	2,257
General and administrative	3,741	(1,158)	2,583

Total operating expenses	13,197	2,133	11,064
Operating income (loss)	(4,317)	2,210	(2,107)
Other income (expense):
Interest income and expense, net	619		619
Other, net	567		567

Income (loss) before income taxes	(3,131)	2,210	(921)
Income tax expense (benefit)	(1,785)	1,490	(295)

Net income (loss)	$(1,346)	$720	$(626)

Per share data:
Net income (loss) per common share:
Basic	$(0.05)		$(0.02)
Diluted	$(0.05)		$(0.02)
Weighted average shares used in computation of per share calculation:
Basic	29,375		29,375
Diluted	29,375		29,375

(a)	Adjustments reflect stock-based compensation expense recorded under SFAS 123(R) in 2006.